Exhibit 99.3

Transcript of Scott Harding Comments

Associate Meeting 8-31-06

Thank you, all, for being here today.

I want to start today’s meeting by expressing first of all just how immensely proud I am of all the incredibly talented and committed ADVO associates who, over the past several months, have worked so hard, and in such good faith, to proceed with the Valassis merger.

At every step, we have operated according to our ADVO values – of teamwork, respect, client focus, leadership — and, most important of all, according to the unyielding principle of integrity.

As you have heard, late yesterday we were informed that Valassis has filed a lawsuit seeking to rescind — to take back — its binding agreement to buy our company, which was announced on July 6.

Valassis’ news release outlined four very serious charges, that I want to get right to in this morning’s meeting:

—As you’ve no doubt heard, they’ve claimed “fraud” – A charge that I want each and everyone at ADVO to know, is simply not true.

—They’ve claimed “material adverse change” – that’s a legal term that means business performance issues have surfaced that significantly impact a company’s long-term earnings potential. Again: a charge that is simply not true.

—They’ve claimed that “ADVO’s management materially misrepresented the financial health of the company” – A charge that is simply not true.

—And, they have claimed that we “failed to reveal internal control deficiencies” – Again, a charge that is simply not true.

Why is Valassis making these claims? As you no doubt read in our press release, we can only surmise that their action is merely a ‘smokescreen’ to hide the fact that they are suffering from an extreme case of buyer’s remorse.

Please let me reassure you once again: These claims are baseless, and that we will vigorously defend our Company against them.

To that end, we have hired, and have been working with for some time, one of the best legal firms in the nation, Wachtell, Lipton, to work with us through the Merger Agreement with Valassis, and now they will defend us in this case. We also expect to be taking our own action to enforce the binding agreement – an agreement to which we remain committed, on behalf of our shareholders. As you would expect, this legal case is in the hands of our lawyers.

In the meantime: The very best thing that we can all do, within ADVO, is to focus on the business. Focus on the roles that we each have as individuals … as great teams … on the needs of our clients and other business partners… Focus on continuing to drive the strongest possible performance throughout every aspect of ADVO’s business.

For 76 years now, we’ve built a company that’s made a difference to our clients, to our employees and even to the great good, with our Missing Child program.

It’s been over these decades thatwe’ve built an outstanding reputation, one that speaks for itself. We — everyone within ADVO — through the commitments we make — and fulfill — have built that reputation.

And it’s with us, stronger than ever, today.

We are the same ADVO we were a week ago. A month ago. A year ago. For as long as each of us have been with the company. You know very well, the Company, the people in it, and what we stand for.

And looking ahead — the same qualities we recognize as core to our ADVO fabric — teamwork, respect, client focus, leadership, and integrity — will continue to guide us in the future.

It’s these same values, that I ask you to continue to embrace as we work through this situation, internally and with our clients and our partners:

Teamwork will be important — We need to all support each other, and work to keep our workplace environment one that’s as positive and confident as it can be.

We need to display Respect for everyone involved with the situation, including Valassis. I know your friends and family will see the media coverage and will ask you, “What’s going on?” The proper answer is outlined in our press release issued last night – and certainly will be underscored by the respectful confidence with which we all carry it.

Client focus — is something we do so very very well. Let’s keep it the critical priority it has always been at ADVO.

Integrity — the foundation of our reputation, and which is certainly something that never be compromised.

And Leadership — A responsibility that each and every one of us must fulfil, each and every day. Leadership in our interactions with clients, vendors, partners and each other. And leadership in our determination to continue to make this an even better, stronger company – to make a difference for our clients, our shareholders and each other.

I’ve been with ADVO for nearly 2 years now, and I’ve never doubted for one moment the value that each and every ADVO associate brings — the difference you each make — to our company. As we move forward, I encourage you to remain confident — confident about this legal case, but very importantly, about the company and the role that you play in it, now and as we move into the future.

Moving forward, our legal counsel has told us that we will not be able to share a lot of information with you about what’s going on with the case. That also means that, while we normally have a very open Q&A session at meetings like this, we won’t be able to do that today.

I recognize, that during times like these, information cannot come fast enough, or often enough. And you have my word we will do all we can to keep you as updated as possible … but knowing that we will be limited in what can be shared … I want to thank you in advance for your patience, your understanding and your support.

To close, I want to leave you with a thought on what, for me, has always proven to be one of life’s most valuable lessons: That as individuals, we cannot always control all of the challenges that come at us. But we can control how we see those challenges, and very importantly, how we choose to confront them. Let’s move forward together, as leaders, as a team, and with confidence in each other.

Thank you very much.